Exhibit 10.14

2015 RESTRICTED STOCK UNITS

GRANT AGREEMENT (Ratable Vesting)

Effective March 2, 2015 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company (“B&W”) awarded you a grant of restricted stock units (“RSUs”) under the 2010 Long-Term Incentive Plan of B&W, as amended and restated February 25, 2014 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used in this Agreement with reference to employment shall include subsidiaries of B&W (including unconsolidated joint ventures). Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock Units

RSU Award. You have been awarded the number of RSUs shown on the attached Notice of Grant (which is incorporated herein by reference). Each RSU represents a right to receive one share of B&W common stock on the Vesting Date, as set forth in the “Vesting Requirements” paragraph below.

Vesting Requirements. Subject to the “Forfeiture of RSUs” provision below, RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each such circumstance a “Vesting Date”):

•	in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant provided you are still employed on the applicable anniversary;

•

25% of the then-remaining outstanding RSUs on the date your employment with B&W terminates if your employment is involuntarily terminated by reason of a Reduction in Force (as defined below) on or after the first anniversary and prior to the second anniversary of the Date of Grant;

•

50% of the then-remaining outstanding RSUs on the date your employment with B&W terminates if your employment is involuntarily terminated by reason of a Reduction in Force on or after the second anniversary and prior to the third anniversary of the Date of Grant;

•

100% of the then-remaining outstanding RSUs on the earliest to occur prior to the third anniversary of the Date of Grant of: (a) the date of termination of your employment from B&W due to death, (b) your Disability (as defined in the Plan) or (c) the date a Change in Control (as defined in the Plan) occurs; and

•	the Committee may provide for additional vesting under other circumstances, in its sole discretion.

For purposes of this Agreement, the term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Company Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Committee designates as a reduction in force.

Forfeiture of RSUs. RSUs which are not or do not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.

Settlement of RSUs. If you have not made a permitted deferral election, RSUs shall be settled in shares of B&W common stock, which shares shall be distributed as soon as administratively practicable after the Settlement Date, but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs. If you have made a permitted deferral election, shares shall be distributed on the Settlement Date. For purposes of this Agreement, “Settlement Date” means either: (a) the applicable Vesting Date or, in the event you made a permitted deferral election pursuant to the Plan with respect to this grant, (b) the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of B&W common stock underlying the RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of B&W common stock, dividend equivalents will be credited with respect to the shares underlying the RSUs and shall vest at the same time as the related RSUs vest. Vested dividend equivalents shall be paid at the same time the underlying shares are transferred to you, with no earnings accruing thereon. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited at the same time the related RSUs are forfeited.

Taxes

You will realize income in connection with this RSU grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this RSU grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, B&W will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required at that time. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of RSUs. In the event that B&W is required to prepare an accounting restatement due to the material noncompliance of B&W with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, B&W will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or B&W, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained under the heading “Forfeiture of RSUs” above.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W.